MEDIAMAX TECHNOLOGY CORPORATION
                      (formerly known as Quiet Tiger, Inc.)
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                 (Name of small business issuer in its charter)

                     Commission File No. 333-116939

                                    Form AW
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                         Amendment Withdrawal (Request)



         Nevada                      7372                        77-0140428
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(State of incorporation)     (Primary SIC number)          (IRS Employer ID No.)


     668 N. 44th Street, Suite 233, Phoenix, AZ 85008 Telephone 602-267-3800
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          (Address and telephone number of principal executive offices)


Please withdraw our FORM SB-2 POST EFFECTIVE AMENDMENT NO. 2 filed with the Security and Exchange Commisssion on April 8, 2005. This document was filed as a SB-2/A and should have been filed as a POS AM. The document will be filed with the correct SEC Edgar Tag POS AM.

Date:  April 11, 2005    /s/ Albert Golusin
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                             Albert Golusin, Chief Financial Officer
                               and Secretary